EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Third Quarter 2021 Financial Results and Provides Business Update

Company’s Great Cruise Comeback Successfully Moves Forward with Approximately 75% of Capacity Expected to Resume Sailing by Year-End

Strong Future Demand Across All Three Brands

Company Expects to be Operating Cash Flow Positive in Late First Quarter 2022 and Profitable for Second Half 2022

MIAMI, Nov. 03, 2021 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the third quarter ended September 30, 2021 and provided a business update.

“Our Great Cruise Comeback is on track with 11 ships to-date across our three award-winning brands successfully resuming cruising. Initial trends are extremely positive with strong onboard revenue, high guest satisfaction scores and our comprehensive science-backed SailSAFE health and safety protocols working as designed to minimize the impact of COVID-19,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “While consumer concerns surrounding the Delta variant resulted in a slowdown in bookings during the third quarter, net booking volumes have improved over the past six weeks and we continue to see robust future demand for cruising particularly for the second half of 2022 and beyond when our full fleet is expected to be back in operation at normalized occupancy levels.”

Resumption of Cruise Operations

The Company continues to execute on the phased relaunch plans for its 28-ship fleet. The Company had approximately 40% of its capacity operating by the end of the third quarter 2021 with the fleet in service being cash flow positive in the quarter. Occupancy in the third quarter 2021 was 57.4%, reflecting the Company’s self-imposed occupancy limits. Looking ahead, approximately 75% of capacity is expected to be operating by year-end 2021 with the full fleet back in operation by April 1, 2022. The Company continues to expect to reach a critical inflection point in the first quarter 2022 with operating cash flow turning positive. In addition, based on the current trajectory, the Company expects to be profitable for the second half of 2022.

All voyages across the Company’s three brands continue to operate with its robust science-backed SailSAFE health and safety program. As part of this program, all voyages are operating with a policy of fully vaccinated guests and crew in addition to comprehensive SailSAFE protocols, which include universal COVID-19 testing prior to embarkation. The Company’s 100% vaccination policy applies across all voyages on its three brands as the Company believes this is the safest way to resume cruising in the current global public health environment. These measures will be continuously evaluated and modified, with guidance from the SailSAFE Global Health and Wellness Council, as science, technology and the prevalence of COVID-19 evolve.

Booking Environment and Outlook

Net booking volumes in the third quarter 2021 were negatively impacted by the Delta variant. The resulting slowdown in net booking volumes was heavily weighted to sailings in the fourth quarter of 2021 and early 2022 and improved sequentially through 2022. The impact has since abated and net bookings have materially improved over the past six weeks with particular strength for bookings related to sailings in the second half of 2022 and into 2023.

Despite the temporary Delta impact, the Company’s overall cumulative booked position for full year 2022 is in line with 2019’s record levels at higher pricing even when including the dilutive impact of future cruise credits (“FCCs”). The overall cumulative booked position for the second half of 2022, when the full fleet is expected to be back in operation and at normalized occupancy levels, is meaningfully higher than 2019 and at higher prices.

The Company’s advance ticket sales were $1.7 billion, including the long-term portion, which includes approximately $750 million of FCCs as of September 30, 2021. Advance ticket sales increased $0.3 billion on a net basis from the end of the second quarter even with approximately $100 million of revenue recognized in the quarter.

Liquidity, Cash Burn and Financial Action Plan

The Company continues to take proactive measures to enhance liquidity and financial flexibility in the current environment. As of September 30, 2021, the Company’s total debt position was $12.4 billion and the Company’s cash and cash equivalents were $1.9 billion.

The Company has taken the following additional actions to enhance its liquidity profile and financial flexibility since June 30, 2021:

  In November 2021, the Company entered into a $1 billion commitment through August 15, 2022 that provides additional liquidity to the Company. If drawn, this commitment will convert into an unsecured note maturing in April 2024. The Company has not drawn and currently does not intend to draw under this commitment.
  Diversified its credit card processors with the addition of Worldpay from FIS® as a preferred payments processor globally.
  In July 2021, the Company amended nine credit facilities for newbuild agreements and increased the combined commitments under such credit facilities by approximately $770 million to cover owner’s supply (generally consists of provisions for the ship), modifications and financing premiums.

The Company's monthly average cash burn for the third quarter 2021 was approximately $275 million, below prior guidance of approximately $285 million. Looking ahead, the Company expects fourth quarter 2021 monthly average cash burn to increase to approximately $350 million driven by the continued phased relaunch of additional vessels. This cash burn rate does not include expected cash inflows from new and existing bookings or contribution from ships that have re-entered service.

Cash burn rates include ongoing ship operating expenses, administrative operating expenses, interest expense, taxes, debt deferral fees and expected non-newbuild capital expenditures and exclude cash refunds of customer deposits as well as cash inflows from new and existing bookings, newbuild related capital expenditures and other working capital changes. Future cash burn rate estimates also exclude unforeseen expenses. The third quarter 2021 cash burn rate and fourth quarter estimate also reflect the deferral of debt amortization and newbuild related payments.

“We are incredibly pleased with our team’s flawless execution of our phased voyage resumption plan and are encouraged to see strong consumer demand, onboard spend and high guest satisfaction across all of our brands,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “We took several actions in the quarter to further enhance our liquidity profile and financial flexibility and better position us on our road to recovery as we pivot from defense to offense. As we look ahead, we remain focused on rebuilding our strong track record of financial performance, optimizing our balance sheet and delivering on our attractive and disciplined growth profile beginning with the debut of the record-breaking Norwegian Prima in summer 2022.”

Third Quarter 2021 Results

GAAP net loss was $(845.9) million or EPS of $(2.29) compared to net loss of $(677.4) million or EPS of $(2.50) in the prior year. The Company reported Adjusted Net Loss of $(801.4) million or Adjusted EPS of $(2.17) in 2021 which included $44.5 million of adjustments primarily related to non-cash compensation. This compares to Adjusted Net Loss and Adjusted EPS of $(638.7) million and $(2.35), respectively, in 2020.

Revenue increased to $153.1 million compared to $6.5 million in 2020 as cruise voyages resumed in the quarter.

Total cruise operating expense increased 131.3% in 2021 compared to 2020 as cruise voyages resumed in the quarter. In 2021, cruise operating expenses were primarily related to crew costs, including salaries, food and other travel costs as ships were prepared to return to service, fuel, costs related to health and safety protocols and other ongoing costs such as insurance and ship maintenance.

Fuel price per metric ton, net of hedges, increased to $693 from $592 in 2020. The Company reported fuel expense of $79.2 million in the period.

Interest expense, net was $161.2 million in 2021 compared to $139.7 million in 2020. The increase in interest expense reflects additional debt outstanding at higher interest rates, partially offset by lower LIBOR.

Other income (expense), net was income of $4.7 million in 2021 compared to expense of $(23.7) million in 2020. In 2021, the income primarily related to gains on fuel swaps not designated as hedges and foreign currency exchange.

Outlook

As a result of the COVID-19 pandemic, while the Company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty, it will report a net loss for the fourth quarter and full year ending December 31, 2021 and expects to report a net loss until the Company is able to resume regular voyages. As previously stated, based on its current trajectory and market and public health conditions, the Company expects to be profitable for the second half of 2022.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Fourth Quarter 2021	Full Year 2021	Full Year 2022
Fuel consumption in metric tons	170,000	435,000	930,000
Fuel price per metric ton, net of hedges	$710	$680	$610
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.03(1)	$0.03	$0.11

(1)   For the remainder of 2021.

As of September 30, 2021, the Company had hedged approximately 47%, 35% and 14% of its total projected metric tons of fuel consumption for the remainder of 2021, 2022 and 2023, respectively. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	Remainder of 2021	2022	2023
% of HFO Consumption Hedged[1]	23%	15%	0%
Average USGC Price / Barrel	$45.82	$48.36	N/A
% of MGO Consumption Hedged	71%[1]	52%	30%
Average Gasoil Price / Barrel	$80.97	$70.06	$67.45

(1)   These derivatives were de-designated for accounting purposes in the fourth quarter of 2020 and first quarter of 2021 but still represent economic hedges and may be re-designated in the future.

Anticipated non-newbuild capital expenditures for fourth quarter 2021 and full year 2021 are approximately $170 million and approximately $430 million which includes health and safety investments. Non-newbuild capital expenditures for full year 2022 are expected to be approximately $500 million. After newbuild-related payment deferrals, the Company’s anticipated expenditures related to ship construction contracts were $0.1 billion for the remainder of 2021 and $1.6 billion and $2.5 billion for the years ending December 31, 2022 and 2023, respectively. The Company has export credit financing in place for the anticipated expenditures related to ship construction contracts of $0.1 billion for the remainder of 2021 and $1.0 billion and $2.0 billion for the years ending December 31, 2022 and 2023, respectively.

Interest Expense, net is expected to be approximately $160 million for the fourth quarter 2021 and approximately $620 million for full year 2021, excluding losses on extinguishment of debt and debt modification costs. Depreciation and Amortization is expected to be approximately $175 million for the fourth quarter 2021 and approximately $695 million for full year 2021.

Conference Call

The Company has scheduled a conference call for Wednesday, November 3, 2021 at 10:00 a.m. Eastern Time to discuss third quarter 2021 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 28 ships with nearly 60,000 berths, these brands offer itineraries to more than 490 destinations worldwide. The Company has nine additional ships scheduled for delivery through 2027, comprising approximately 24,000 berths.

About SailSAFE

Norwegian Cruise Line Holdings Ltd. established its SailSAFE health and safety program in response to the unique challenges of the COVID-19 global pandemic to protect guests, crew and communities visited. SailSAFE is a robust and comprehensive health and safety strategy with new and enhanced protocols to create multiple layers of protection against COVID-19. This science-backed plan for a safe and healthy return to cruising was developed in conjunction with a diverse group of globally recognized experts and will be continuously improved, modified and refined using the best available science and technology. For more information on the SailSAFE health and safety program please visit http://www.nclhltd.com/Health-and-Safety.

About the SailSAFE Global Health and Wellness Council

The SailSAFE Global Health and Wellness Council (“Council”) was established by Norwegian Cruise Line Holdings Ltd. to provide expert advice on the implementation, compliance with and continuous improvement of the Company’s SailSAFE health and safety program. The Council will complement the work of the Healthy Sail Panel and continuously evaluate and identify ways to improve health and safety standards, utilizing the best technologies and information available. The Council is cross-functional, diverse and extensively experienced, comprised of four experts at the forefront of their fields and led by Chairman of the Council, Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Loss divided by the number of diluted weighted-average shares outstanding.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Loss. Net loss adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted loss per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Operating Cash Flow. Net cash provided by (used in) operating activities.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance. As a result of our voluntary suspension of sailings from March 2020 until July 2021, we did not have any Capacity Days during the suspension period. Accordingly, we have not presented herein per Capacity Day data for the three or nine months ended September 30, 2021 or September 30, 2020.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Loss and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net loss and EPS. We use Adjusted Net Loss and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Loss and Adjusted EPS may not be indicative of future adjustments or results. For example, for the nine months ended September 30, 2020, we incurred $1.6 billion related to impairment losses. We included this as an adjustment in the reconciliation of Adjusted Net Loss since the expenses are not representative of our day-to-day operations; however, this adjustment did not occur and is not included in the comparative period presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our suspension of certain cruise voyages, our ability to weather the impacts of the COVID-19 pandemic, our expectations regarding the resumption of cruise voyages and the timing for such resumption of cruise voyages, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements.  Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 pandemic, including its effect on the ability or desire of people to travel (including on cruises), which are expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; our ability to comply with the U.S. Centers for Disease Control and Prevention’s (“CDC”) Framework for Conditional Sailing Order and any additional or future regulatory restrictions on our operations and to otherwise develop enhanced health and safety protocols to adapt to the pandemic’s unique challenges; legislation prohibiting companies from verifying vaccination status; coordination and cooperation with the CDC, the federal government and global public health authorities to take precautions to protect the health, safety and security of guests, crew and the communities visited and the implementation of any such precautions; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and may be dilutive to existing shareholders; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise; our success in controlling operating expenses and capital expenditures; our guests’ election to take cash refunds in lieu of future cruise credits or the continuation of any trends relating to such election; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; the unavailability of ports of call; future increases in the price of, or major changes or reduction in, commercial airline services; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; any further impairment of our trademarks, trade names or goodwill; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; our expansion into and investments in new markets; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our reliance on third parties to provide hotel management services for certain ships and certain other services; our inability to keep pace with developments in technology; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. In addition, some of our executive officers and directors have not sold their shares in us since the beginning of the COVID-19 pandemic as a gesture of support for our Company as they navigated us through unprecedented challenges. Now that we have resumed operations, we anticipate that our executive officers and directors may sell shares under Rule 10b5-1 plans beginning in the first quarter of 2022 as part of their ordinary course financial planning. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Jessica John
(305) 468-2339 InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenue
Passenger ticket	$86,127	$4,667	$87,877	$859,293
Onboard and other	66,954	1,851	72,672	411,036
Total revenue	153,081	6,518	160,549	1,270,329
Cruise operating expense
Commissions, transportation and other	32,338	4,038	47,935	371,007
Onboard and other	19,306	4,728	21,841	82,889
Payroll and related	154,440	65,571	323,225	441,462
Fuel	79,238	48,224	175,931	222,240
Food	16,672	3,426	27,314	59,639
Other	137,762	64,170	294,092	308,832
Total cruise operating expense	439,756	190,157	890,338	1,486,069
Other operating expense
Marketing, general and administrative	229,142	156,656	617,820	558,781
Depreciation and amortization	173,289	177,488	517,867	554,937
Impairment loss	-	-	-	1,607,797
Total other operating expense	402,431	334,144	1,135,687	2,721,515
Operating loss	(689,106)	(517,783)	(1,865,476)	(2,937,255)
Non-operating income (expense)
Interest expense, net	(161,205)	(139,664)	(1,122,905)	(323,108)
Other income (expense), net	4,720	(23,680)	57,464	(32,275)
Total non-operating income (expense)	(156,485)	(163,344)	(1,065,441)	(355,383)
Net loss before income taxes	(845,591)	(681,127)	(2,930,917)	(3,292,638)
Income tax benefit (expense)	(294)	3,761	(2,949)	19,057
Net loss	$(845,885)	$(677,366)	$(2,933,866)	$(3,273,581)

Weighted-average shares outstanding
Basic	370,016,479	271,435,350	356,591,143	241,578,995
Diluted	370,016,479	271,435,350	356,591,143	241,578,995

Loss per share
Basic	$(2.29)	$(2.50)	$(8.23)	$(13.55)
Diluted	$(2.29)	$(2.50)	$(8.23)	$(13.55)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net loss	$(845,885)	$(677,366)	$(2,933,866)	$(3,273,581)
Other comprehensive income (loss):
Shipboard Retirement Plan	98	101	295	305
Cash flow hedges:
Net unrealized gain (loss)	(45,134)	87,710	(73,497)	(163,672)
Amount realized and reclassified into earnings	12,948	36,072	48,328	86,853
Total other comprehensive income (loss)	(32,088)	123,883	(24,874)	(76,514)
Total comprehensive loss	$(877,973)	$(553,483)	$(2,958,740)	$(3,350,095)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,934,816	$3,300,482
Accounts receivable, net	990,384	20,578
Inventories	108,177	82,381
Prepaid expenses and other assets	247,824	154,103
Total current assets	3,281,201	3,557,544
Property and equipment, net	13,480,120	13,411,226
Goodwill	98,134	98,134
Tradenames	500,525	500,525
Other long-term assets	1,370,047	831,888
Total assets	$18,730,027	$18,399,317
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$543,739	$124,885
Accounts payable	94,951	83,136
Accrued expenses and other liabilities	860,864	596,056
Advance ticket sales	1,440,294	1,109,826
Total current liabilities	2,939,848	1,913,903
Long-term debt	11,864,794	11,681,234
Other long-term liabilities	1,042,146	450,075
Total liabilities	15,846,788	14,045,212
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized, 370,032,455 shares issued and outstanding at September 30, 2021; and 490,000,000 shares authorized, 315,636,032 shares issued
and outstanding at December 31, 2020	370	316
Additional paid-in capital	6,371,545	4,889,355
Accumulated other comprehensive income (loss)	(264,991)	(240,117)
Retained earnings (deficit)	(3,223,685)	(295,449)
Total shareholders' equity	2,883,239	4,354,105
Total liabilities and shareholders' equity	$18,730,027	$18,399,317

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(2,933,866)	$(3,273,581)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	560,972	565,208
Impairment loss	—	1,607,797
Deferred income taxes, net	79	(17,852)
(Gain) loss on derivatives	(23,560)	12,195
Loss on extinguishment of debt	601,539	10,480
Provision for bad debts and inventory obsolescence	14,118	16,293
Gain on involuntary conversion of assets	(7,706)	(1,340)
Share-based compensation expense	88,974	81,009
Net foreign currency adjustments	(7,238)	3,746
Changes in operating assets and liabilities:
Accounts receivable, net	(979,890)	(12,103)
Inventories	(26,676)	12,757
Prepaid expenses and other assets	(65,876)	79,915
Accounts payable	15,014	11,536
Accrued expenses and other liabilities	142,170	(180,126)
Advance ticket sales	469,595	(834,560)
Net cash used in operating activities	(2,152,351)	(1,918,626)
Cash flows from investing activities
Additions to property and equipment, net	(539,530)	(873,142)
Cash paid on settlement of derivatives	(14,465)	(31,520)
Other	11,024	3,047
Net cash used in investing activities	(542,971)	(901,615)
Cash flows from financing activities
Repayments of long-term debt	(889,206)	(888,800)
Proceeds from long-term debt	1,345,041	5,225,090
Common share issuance proceeds, net	1,558,396	719,094
Proceeds from employee related plans	3,141	5,557
Net share settlement of restricted share units	(16,672)	(15,334)
Early redemption premium	(611,164)	(1,376)
Deferred financing fees and other	(59,880)	(117,388)
Net cash provided by financing activities	1,329,656	4,926,843
Effect of exchange rates on cash and cash equivalents	—	(3,267)
Net increase (decrease) in cash and cash equivalents	(1,365,666)	2,103,335
Cash and cash equivalents at beginning of the period	3,300,482	252,876
Cash and cash equivalents at end of the period	$1,934,816	$2,356,211

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2021	2020	2021	2020

Passengers carried		57,931	-	57,931	499,729
Passenger Cruise Days		402,656	-	402,656	4,278,602
Capacity Days		701,350	-	701,350	4,123,858
Occupancy Percentage		57.4%		57.4%	103.8%

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2021			2021
		Constant			Constant
	2021	Currency	2020	2021	Currency	2020
Total cruise operating expense	$439,756	$437,453	$190,157	$890,338	$883,944	$1,486,069
Marketing, general and
administrative expense	229,142	228,905	156,656	617,820	614,231	558,781
Gross Cruise Cost	668,898	666,358	346,813	1,508,158	1,498,175	2,044,850
Less:
Commissions, transportation
and other expense	32,338	32,304	4,038	47,935	47,659	371,007
Onboard and other expense	19,306	19,306	4,728	21,841	21,841	82,889
Net Cruise Cost	617,254	614,748	338,047	1,438,382	1,428,675	1,590,954
Less: Fuel expense	79,238	79,238	48,224	175,931	175,931	222,240
Net Cruise Cost Excluding Fuel	538,016	535,510	289,823	1,262,451	1,252,744	1,368,714
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	904	904	667	2,714	2,714	1,999
Non-cash share-based compensation (2)	39,922	39,922	25,862	88,974	88,974	81,009
Adjusted Net Cruise Cost Excluding Fuel	$497,190	$494,684	$263,294	$1,170,763	$1,161,056	$1,285,706

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Loss and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net loss	$(845,885)	$(677,366)	$(2,933,866)	$(3,273,581)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,002	992	3,009	2,975
Non-cash share-based compensation (2)	39,922	25,862	88,974	81,009
Extinguishment and modification of debt (3)	3,562	6,636	657,226	27,795
Amortization of intangible assets (4)	-	2,774	-	8,321
Impairment loss (5)	-	-	-	1,633,337
Non-cash interest on beneficial conversion feature (6)	-	2,356	-	3,700
Adjusted Net Loss	$(801,399)	$(638,746)	$(2,184,657)	$(1,516,444)
Diluted weighted-average shares outstanding - Net loss and Adjusted Net Loss	370,016,479	271,435,350	356,591,143	241,578,995
Diluted loss per share	$(2.29)	$(2.50)	$(8.23)	$(13.55)
Adjusted EPS	$(2.17)	$(2.35)	$(6.13)	$(6.28)

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishments and modifications of debt are included in interest expense, net.
(4) Amortization of intangible assets related to the Acquisition of Prestige which are included in depreciation and amortization expense.
(5) Impairment loss consists of goodwill, tradename and property and equipment impairments. The impairments of goodwill and tradenames are included in impairment loss and the impairment of property and equipment is included in depreciation and amortization expense.
(6) Non-cash interest expense related to a beneficial conversion feature recognized on our exchangeable notes, which is recognized in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net loss	$(845,885)	$(677,366)	$(2,933,866)	$(3,273,581)
Interest expense, net	161,205	139,664	1,122,905	323,108
Income tax (benefit) expense	294	(3,761)	2,949	(19,057)
Depreciation and amortization expense	173,289	177,488	517,867	554,937
EBITDA	(511,097)	(363,975)	(1,290,145)	(2,414,593)

Other (income) expense, net (1)	(4,720)	23,680	(57,464)	32,275
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	904	667	2,714	1,999
Non-cash share-based compensation (3)	39,922	25,862	88,974	81,009
Impairment loss (4)	-	-	-	1,607,797
Adjusted EBITDA	$(474,991)	$(313,766)	$(1,255,921)	$(691,513)

(1) Primarily consists of gains and losses, net for fuel swaps not designated as hedges or hedges released into earnings as a result of the forecasted transactions no longer being probable and foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Impairment loss consists of goodwill and tradename impairments.